Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Lowe's Companies, Inc. (the "Company") on Form S-8 of our reports dated March 19, 2004 (April 2, 2004, as to the third paragraph in Note 10), which reports express an unqualified opinion and include an explanatory paragraph relating to the Company's change in method of accounting for stock-based compensation, appearing in and incorporated by reference in the Annual Report on Form 10-K/A of Lowe's Companies, Inc. for the year ended January 30, 2004.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
April 13, 2004